Exhibit 99.1

Voya Financial announces third-quarter 2021 results
NEW YORK, Nov. 2, 2021 — Voya Financial, Inc. (NYSE: VOYA), announced today financial results for the third quarter of 2021:
•Net income available to common shareholders of $1.15 per diluted share.
•Adjusted operating earnings1 of $2.57 per diluted share, after tax, including:
–$1.17 of prepayment fees and alternative investment income above the company’s long-term expectations;
–$0.05 of favorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking;
–$(0.14) of claims due to COVID-19; and
–$(0.18) of other items, including legal and other reserve adjustments as well as higher variable and incentive compensation due to strong business results and higher alternative investment income.
•Continued focus on capital management and creation of shareholder value:
–Voya on target to repurchase at least $1.1 billion of its common stock in 2021; Board of directors authorizes the repurchase of an additional $500 million of common stock.
–Common stock dividend increased over 20% to $0.20 per share beginning in the fourth quarter of 2021.
–Approximately $400 million of senior debt being redeemed during the fourth quarter of 2021.
•Voya to hold Investor Day on Monday, Nov. 15, 2021

"We achieved record adjusted operating earnings per share in the third quarter — driven by strong investment income and solid performance in each of our businesses," said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. "Compared with the prior-year period, Wealth Solutions full service recurring deposits for the trailing twelve months ended Sept. 30, 2021 grew 8.7%, and full service net inflows were $355 million in the third quarter. In Health Solutions, annualized in-force premiums in the third quarter of 2021 increased 10.9% compared with the prior-year period due to growth across all product lines. Investment Management continued to generate strong fixed income inflows during the third quarter; for 2021, we expect annual net flows for Investment Management to be at the high end of our 1-3% organic growth target due to over $7 billion in new mandates that have already funded during the fourth quarter of 2021.

1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings and book value, excluding accumulated other comprehensive income. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.

"At the same time, we have continued to execute on several capital management initiatives. We recently announced that we will call for redemption approximately $400 million of senior debt at the end of November. On share repurchases, we are already building upon the $833 million of buybacks that we completed as of Sept. 30 with additional repurchases in the fourth quarter. In total, we now expect to repurchase at least $1.1 billion of our common stock for the full-year 2021. In addition, the more than 20% increase in the common stock dividend that the board of directors announced last week enables us to continue to provide a dividend yield of more than 1%, and is yet another demonstration of our confidence in our businesses and our commitment to being good stewards of shareholder capital. Collectively, we expect that our capital return actions this year will result in us having returned almost $8 billion in capital through both dividends and buybacks since our IPO.

"We are looking forward to our upcoming Investor Day on Nov. 15, when we will provide more details on our plans to drive further EPS growth and deliver greater value for our customers and our shareholders," added Martin.

HIGHLIGHTS
•Voya's third-quarter 2021 adjusted operating earnings increased to a record $2.57 per diluted share, after tax, up significantly from $0.30 per diluted share, after tax, in the third quarter of 2020 due to strong investment income and adjusted operating earnings growth in each of Voya's businesses.
•Wealth Solutions full-service recurring deposits for the trailing twelve months (TTM) ended Sept. 30, 2021 were $11.8 billion, up 8.7% compared with the prior-year period. Full-service net inflows in the third quarter of 2021 were $355 million due to growth in Corporate Markets.
•Investment Management generated strong fixed income inflows in the third quarter of 2021; total annual net flows are expected to be at the high end of the company's 1-3% organic growth target for 2021 due to over $7 billion in new mandates that have already funded during the fourth quarter of 2021.
•Health Solutions annualized in-force premiums were $2.5 billion in the third quarter of 2021, up 10.9% compared with the prior-year period due to growth across all product lines.
•Total assets under management and administration were $718 billion as of Sept. 30, 2021.
•As of Sept. 30, 2021 and on a proforma basis to include the company's recently announced plans to redeem approximately $400 million of senior debt in the fourth quarter of 2021, Voya had approximately $1.5 billion of excess capital.
•Voya expects to complete additional repurchases of its common stock in the fourth quarter that would put the company on track to have repurchased at least $1.1 billion of its common stock in full-year 2021. In addition, the board of directors recently increased Voya's common stock dividend by more than 20% beginning with the fourth quarter of 2021 and also authorized the repurchase of an additional $500 million of common stock.

SUMMARY

	Three Months Ended
	September 30, 2021		September 30, 2020
	($ in millions)	(per share)	($ in millions)	(per share)
Net income (loss) available to common shareholders	$142	$1.15	$(333)	$(2.64)
Adjusted operating earnings, after tax	$315	$2.57	$39	$0.30
Common book value		$69.19		$70.52
Common book value, excluding AOCI		$48.59		$35.63
Weighted average common shares outstanding:	(millions)		(millions)
Basic	113		126
Diluted	122		126
Adjusted Diluted	122		129

Net income (loss) available to common shareholders in the third quarter of 2021 was $142 million, or $1.15 per diluted share, compared with $(333) million, or $(2.64) per diluted share, in the third quarter of 2020. The improvement reflects a $276 million, after tax, increase in adjusted operating earnings and a $133 million, after tax, lower loss on businesses exited or to be exited through reinsurance or divestment related to Voya's sale of its Individual Life and other legacy annuities businesses. Third-quarter 2020 results also included a $140 million, after tax, loss from discontinued operations.

Adjusted operating earnings in the third quarter of 2021 were $315 million, or $2.57 per diluted share, after tax, compared with $39 million, or $0.30 per diluted share, after tax, in the third quarter of 2020. The improvement reflects a favorable change in DAC/VOBA and other intangibles unlocking in Wealth Solutions; higher alternative investment income; increased fee-based margin in Wealth Solutions and Investment Management; and higher underwriting results in Health Solutions.

SEGMENT DISCUSSIONS
The following segment discussions compare the third quarter of 2021 with the third quarter of 2020, unless otherwise noted. All figures are presented before income taxes.

Wealth Solutions
Wealth Solutions adjusted operating earnings were a record $319 million, compared with $25 million. The change primarily reflects:
•$113 million of higher investment income, primarily due to an increase in alternative investment and prepayment income;
•$35 million of higher fee-based margin driven by higher average equity market levels and cumulative net flows;
•a $179 million favorable change in DAC/VOBA and other intangibles unlocking; and
•$24 million of higher administrative expenses due to a legal accrual in the third quarter of 2021 and third-quarter 2020 results benefiting from the partial recovery of a prior legal accrual — excluding these items, expenses were largely unchanged.

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	9/30/2021	6/30/2021	9/30/2020
Full Service recurring deposits	$11,814	$11,491	$10,872

	Three months ended	Three months ended	Three months ended
($ in millions)	9/30/2021	6/30/2021	9/30/2020
Total client assets	$524,466	$527,835	$482,546

Full Service recurring deposits	$2,958	$2,958	$2,635
Full Service net flows	$355	$238	$3,530
Full Service client assets	$180,385	$180,515	$152,668

For the TTM ended Sept. 30, 2021, full service recurring deposits grew 8.7% compared with the prior-year period to $11.8 billion. Third-quarter 2021 full service net inflows were $355 million due to growth in Corporate Markets. Total client assets as of Sept. 30, 2021 were $524 billion, up 9% from Sept. 30, 2020.

Investment Management
Investment Management adjusted operating earnings were $63 million, compared with $47 million. The change primarily reflects:
•$12 million of higher investment capital revenues, including higher private equity results in the third quarter of 2021;
•$15 million of higher fee-based margin driven by higher private equity fees and market appreciation, partially offset by lower revenues due to the company's Jan. 4, 2021 sale of its Individual Life and other legacy annuities businesses; and
•$12 million of higher administrative expenses, primarily due to higher variable expenses associated with increased revenues.

($ in millions)	3Q 2021	2Q 2021	3Q 2020
Assets Under Management
External clients	$213,684	$215,013	$180,385
General account	39,049	38,425	57,815
Total	$252,733	$253,438	$238,200

Net Flows
Institutional	$(753)	$440	$2,016
Retail	(341)	(192)	9
Total (excluding sub-advisor replacements and divested businesses)	$(1,094)	$249	$2,025
Sub-advisor replacements	—	—	—
Divested businesses outflows	(708)	(710)	(605)
Total	$(1,802)	$(461)	$1,420

During the third quarter of 2021, Investment Management had total net outflows (excluding sub-advisor replacements and divested businesses) of $1,094 million. This was largely driven by Institutional net outflows of $753 million as inflows in a number of fixed income strategies and certain international channels were more than offset by a $1.8 billion net outflow primarily related to a previously announced insurance client divestiture. Retail net outflows were $341 million. Annual net flows for the full-year 2021 are expected to be at the high end of the company's 1-3% organic growth target due to over $7 billion in new mandates that have already funded during the fourth quarter of 2021.

Total assets under management (AUM) were $253 billion as of Sept. 30, 2021, up 6% from Sept. 30, 2020. In connection with the completion of Voya's sale of its Individual Life and other legacy annuities businesses, approximately $25 billion of assets transferred from general account AUM to external clients AUM in the first quarter of 2021.

Health Solutions
Health Solutions adjusted operating earnings were a record $71 million, compared with $56 million. The change primarily reflects:
•$19 million of higher underwriting results as business growth and lower loss-ratios in Stop Loss and Voluntary (which benefited from reserve releases) were partially offset by a higher Group Life loss ratio (reflecting approximately $22 million of COVID-related claims);
•$13 million of higher investment income, primarily due to an increase in alternative investment income; and
•$13 million of higher administrative expenses, largely due to growth in the business.

($ in millions)	3Q 2021	2Q 2021	3Q 2020
Annualized In-Force Premiums
Group Life, Disability and Other	$771	$749	$702
Stop Loss	1,184	1,191	1,091
Voluntary	561	550	474
Total	$2,515	$2,490	$2,267

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
	9/30/2021	6/30/2021	9/30/2020
Total Aggregate Loss Ratio	71.6%	71.6%	69.7%

In the third quarter of 2021, annualized in-force premiums were $2.5 billion, up 10.9% compared with the prior-year period driven by continued growth across all product lines. For the TTM ended Sept. 30, 2021, the Total Aggregate Loss Ratio was 71.6% — within the company's target range of 70% to 73%.

Corporate
Corporate adjusted operating losses were $65 million compared with adjusted operating losses of $88 million. The change reflects revenue in the third quarter of 2021 from the company's transition service agreements and the continued removal of stranded costs associated with the Individual Life transaction as well as lower intangibles amortization. These were partially offset by higher incentive compensation due to strong business results and higher alternative investment income.

Share Repurchases
During the third quarter of 2021, Voya received approximately $80 million, or 1,081,552 shares, related to the completion of an accelerated share repurchase (ASR) agreement that was entered into with a third party in the second quarter of 2021. As of Sept. 30, 2021, Voya had repurchased $833 million of its common stock year-to-date.
Voya announced today that its board of directors has increased the amount of the company’s common stock authorized for repurchase under the company’s share repurchase program by an additional $500 million. Under its share repurchase program, the company may, from time to time, purchase shares of its common stock through various means, including open market transactions, repurchase programs pursuant to rule 10b5-1, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic repurchase transactions, or tender offers. The additional $500 million share repurchase authorization expires on Dec. 31, 2022 (unless extended), and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

Including the new, $500 million repurchase authorization, Voya had approximately $831 million remaining under its share repurchase authorizations.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Wednesday, Nov. 3, 2021, at 9 a.m. ET, to discuss the company’s third-quarter 2021 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Nov. 3, 2021.

Media Contact:                    Investor Contact:
Christopher Breslin                    Michael Katz
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA) is a leading health, wealth and investment company that provides products, solutions and technologies that help Americans become well planned, well invested and well protected. Serving the needs of 14.8 million individual, workplace and institutional clients, Voya is a Fortune 500 company that had $7.6 billion in revenue in 2020 and $718 billion in total assets under management and administration as of Sept. 30, 2021. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has earned recognition as one of the World’s Most Ethical Companies® by the Ethisphere Institute; as the No. 1-ranked financial services firm among Barron’s 100 Most Sustainable Companies for three consecutive years; as a member of the Bloomberg Gender Equality Index; and as a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:
•Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;
•Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;
•Income (loss) related to businesses exited or to be exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business within continuing operations (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity (including an insignificant number of Individual Life, and non-Wealth Solutions annuities policies that were not part of the divested businesses). Excluding this activity, which also includes amortization of intangible assets related to businesses exited or to be exited, better reveals trends in our core business and more closely aligns Adjusted operating earnings before income taxes with how we manage our segments;
•Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;
•Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;
•Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;
•Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;
•Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and
•Other adjustments not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings, acquisition / merger integration expenses, severance and other third-party expenses associated with such activities, and expenses attributable to vacant real estate. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

The adjusted operating earnings, after tax, is adjusted for tax expense. The adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.

Income (loss) related to businesses exited or to be exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions, and insignificant number of Individual Life, and non-Wealth Solutions annuities policies that were not part of the divested businesses) are excluded from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited or to be exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

As a result of the Individual Life Transaction, the historical revenues and certain expenses of the divested businesses have been classified as discontinued operations. Historical revenues and certain expenses of the businesses that have been divested via reinsurance at closing of the Individual Life Transaction (including an insignificant amount of Individual Life and non-Wealth Solutions annuities that are not part of the transaction) are reported within continuing operations, but are excluded from adjusted operating earnings as businesses exited or to be exited through reinsurance or divestment. Expenses classified within discontinued operations and businesses exited or to be exited through reinsurance include only direct operating expenses incurred by these businesses and then only to the extent that the nature of such expenses was such that we would cease to incur such expenses upon the close of the Individual Life Transaction. Certain other direct costs of these businesses, including those which relate to activities for which we have or will provide transitional services and for which we have or will be reimbursed under transition services agreements (“TSAs”) are reported within continuing operations along with the associated revenues from the TSAs. Additionally, indirect costs, such as those related to corporate and shared service functions that were previously allocated to the businesses sold or divested via reinsurance, are reported within continuing operations. These costs ("Stranded Costs") and the associated revenues from the TSAs are reported within continuing operations in Corporate, since we do not believe they are representative of the future run-rate of revenues and expenses of our continuing operations. We plan to address the Stranded Costs related to the Individual Life Transaction through a cost reduction strategy.

Normalized adjusted operating earnings excludes from Adjusted operating earnings before income taxes the following items:
•DAC/VOBA and other intangibles unlocking, including amortization of net cost of reinsurance and reserve adjustments;
•The amount by which Investment income from prepayment fees and alternative investments exceeds or is less than our long-term expectations reported on a pre-DAC basis; and
•For periods ended on or prior to the closing of the Individual Life Transaction, stranded costs associated with the Individual Life Transaction where the corresponding revenue is now reported in discontinued operations or in businesses exited or to be exited through reinsurance or divestment; for periods after the closing of the Individual Life Transaction any remaining stranded costs and the associated revenues from future TSAs will be reported in normalized adjusted operating earnings.

Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) and Normalized adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per common share including Accumulated other comprehensive income (AOCI), we also report book value per common share excluding AOCI and shareholders' equity excluding AOCI and preferred stock. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per common share excluding AOCI and common shareholders' equity excluding AOCI provide a measure consistent with that view.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our Adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of Adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:
•Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.
•Fee based margin consists primarily of fees earned on assets under management ("AUM"), assets under administration and advisement ("AUA"), and transaction based recordkeeping fees.
•Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, surrender results, and contractual charges.
•Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses.
•Net commissions are commissions paid that are not deferred and thus recorded directly to expense.
•For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking refer to our Annual Report on Form 10-K.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) the effects of natural or man-made disasters, including pandemic events and specifically the current COVID-19 pandemic event, (v) mortality and morbidity levels, (vi) persistency and lapse levels, (vii) interest rates, (viii) currency exchange rates, (ix) general competitive factors, (x) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (xi) changes in the policies of governments and/or regulatory authorities, and (xii) our ability to successfully manage the separation of our individual life business on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2020, which the Company filed with the SEC on Mar. 1, 2021, and in our Quarterly Report on Form 10-Q for the three-month period ended Sept. 30, 2021, which the Company expects to file with the SEC on or before Nov. 9, 2021.

VOYA-IR VOYA-CF

Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Three Months Ended
($ in millions, except per share)	9/30/2021				9/30/2020
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$142	$1.15			$(333)	$(2.64)
Less: Preferred stock dividends			(14)	(0.11)			(14)	(0.11)
Net Income (loss) available to Voya Financial, Inc.			156	1.26			(319)	(2.53)
Plus: Net income (loss) attributable to noncontrolling interest			214	1.75			106	0.84
Net Income (loss)			370	3.02			(213)	(1.68)
Less: Income (loss) from discontinued operations, net of tax			(1)	(0.01)			(140)	(1.11)
Income (loss) from continuing operations	411	40	371	3.03	(145)	(72)	(73)	(0.58)
Less:
Net Investment gains (losses) and related charges and adjustments	(1)	—	(1)	(0.01)	29	6	23	0.18
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	(3)	(1)	(2)	(0.02)	16	3	12	0.10
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	(173)	(36)	(137)	(1.12)	(342)	(72)	(270)	(2.09)
Net income (loss) attributable to noncontrolling interest	214	—	214	1.75	106	—	106	0.84
Income (loss) on early extinguishment of debt	—	—	—	—	—	—	—	—
Dividend payments made to preferred shareholders	14	—	14	0.11	14	—	14	0.11
Other adjustments (2)	(28)	4	(33)	(0.27)	(8)	(10)	2	0.02
Adjustment due to antidilutive effect of net loss in the current period (3)	—	—	—	—	—	—	—	(0.03)
Adjusted operating earnings	388	73	315	2.57	40	—	39	0.30
Less:
DAC, VOBA and other intangibles unlocking	7	2	6	0.05	(172)	(36)	(136)	(1.05)
Prepayment fees and alternative investment income above (below) long-term expectations	182	38	144	1.17	61	13	48	0.37
Individual Life transaction stranded costs	—	—	—	—	(34)	(7)	(27)	(0.21)
Normalized adjusted operating earnings	$199	$33	$166	$1.36	$185	$31	$154	$1.19
(1) The normalized adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.
(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Year-to-Date
($ in millions, except per share)	9/30/2021				9/30/2020
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$1,687	$13.19			$(499)	$(3.90)
Less: Preferred stock dividends			(32)	(0.25)			(32)	(0.25)
Net Income (loss) available to Voya Financial, Inc.			1,719	13.44			(467)	(3.65)
Plus: Net income (loss) attributable to noncontrolling interest			661	5.17			33	0.26
Net Income (loss)			2,380	18.62			(434)	(3.39)
Less: Income (loss) from discontinued operations, net of tax			7	0.05			(363)	(2.83)
Income (loss) from continuing operations	2,477	104	2,373	18.56	(143)	(72)	(71)	(0.56)
Less Adjustments
Net Investment gains (losses) and related charges and adjustments	66	14	52	0.41	63	13	50	0.38
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	2	—	2	0.01	(36)	(8)	(28)	(0.21)
Income (loss) related to businesses exited through reinsurance or divestment	798	(64)	861	6.74	(387)	(81)	(306)	(2.32)
Net income (loss) attributable to noncontrolling interest	661	—	661	5.17	33	—	33	0.26
Income (loss) on early extinguishment of debt	(10)	(2)	(8)	(0.06)	—	—	—	—
Dividend payments made to preferred shareholders	32	—	32	0.25	32	—	32	0.25
Other adjustments (2)	(86)	(33)	(52)	(0.41)	(39)	(13)	(26)	(0.20)
Adjustment due to antidilutive effect of net loss in the current period (3)	—	—	—	—	—	—	—	(0.03)
Adjusted operating earnings	1,014	189	825	6.45	190	17	174	1.32
Less Adjustments
DAC, VOBA and other intangibles unlocking	28	6	22	0.17	(179)	(38)	(142)	(1.08)
Prepayment fees and alternative investment income above (below) long-term expectations	418	88	331	2.59	(61)	(13)	(48)	(0.37)
Individual Life transaction stranded costs	—	—	—	—	(102)	(21)	(81)	(0.61)
Normalized adjusted operating earnings	$567	$95	$472	$3.69	$533	$89	$445	$3.38
(1) The normalized adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.
(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Basic Weighted Average Shares to Normalized Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended		Year-to-Date
(in millions)	9/30/2021	9/30/2020	9/30/2021	9/30/2020

Weighted-average common shares outstanding - Basic	113	126	119	128
Dilutive effect of warrants	7	1	7	1
Other dilutive effects (1)	2	3	3	3
Weighted-average common shares outstanding - Diluted	122	126	128	128
Dilutive effect of the exercise or issuance of stock based awards	—	3	—	4
Weighted average common shares outstanding - Adjusted Diluted (2)	122	129	128	132
(1) Includes stock-based compensation awards such as restricted stock units (RSU), performance stock units (PSU), or stock options.
(2) For periods in which there is Net loss from continuing operations available to common shareholders, Normalized adjusted operating earnings per common share (EPS) calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the Normalized adjusted operating EPS calculation.

Reconciliation of Book Value per Common Share to Book Value per Share excluding AOCI
	As of September 30, 2021	As of September 30, 2020

Book value per common share, including AOCI	$69.19	$70.52
Per share impact of AOCI	(20.60)	(34.89)
Book value per common share, excluding AOCI	$48.59	$35.63

Reconciliation of Investment Management Adjusted Operating Margin to Normalized Adjusted Operating Margin Excluding Investment Capital (1)
	Three Months Ended
($ in millions, unless otherwise indicated)	9/30/2021	6/30/2021	9/30/2020

Adjusted Operating revenues(2)	$200	$193	$173
Adjusted operating expenses(3)	(138)	(127)	(126)
Adjusted operating earnings before income taxes	$63	$66	$47
Adjusted operating margin	31.3%	34.0%	27.3%

Adjusted Operating revenues(2)	$200	$193	$173
Less:
Investment Capital Results	28	27	16
Adjusted operating revenues excluding Investment Capital	172	166	157
Adjusted operating expenses(3)	(138)	(127)	(126)
Adjusted operating earnings excluding Investment Capital	$34	$39	$31
Adjusted operating margin excluding Investment Capital	20.0%	23.1%	19.7%

Adjusted Operating revenues(2)	$200	$193	$173
Less:
Investment Capital Results above (below) long-term expectations	21	20	11
Normalized adjusted operating revenues	179	173	162
Adjusted operating expenses(3)	(138)	(127)	(126)
Normalized adjusted operating earnings excluding Investment Capital above (below) long-term expectations	$42	$45	$36
Normalized adjusted operating margin excluding Investment Capital above (below) long-term expectations	23.3%	26.2%	22.4%
(1) In our Investment Management business, normalized and adjusted operating margins excluding investment capital results are reported because the results from investment capital can be volatile and excluding the effect of these items can improve period-to-period comparability.
(2) Fee based margin includes mutual fund third party distribution revenues which are reported net of distribution expenses, consistent with the U.S. GAAP presentation.
(3) Includes expenses attributable to investment capital results above (below) long-term expectations.